Church & Dwight Co., Inc.

News Release

Contact:

Rick Dierker

Chief Financial Officer

609-806-1900

CHURCH & DWIGHT REPORTS RESULTS

Q4 REPORTED EPS OF $0.42; ADJUSTED EPS OF $0.44 EXCEEDS OUTLOOK

2017 EPS OUTLOOK: REPORTED $1.72 TO $1.74; ADJUSTED $1.89, up 7%

2016 Fourth Quarter Results	2016 Full Year Results
•Reported sales growth +2.6%; Organic +2.7%	•Reported sales growth +2.9%; Organic +3.2%
•Reported Gross Margin flat; Adjusted +60 bps	•Reported Gross Margin +100 bps; Adjusted +120 bps
•Reported Operating Margin flat; Adjusted +50 bps	•Reported EPS growth 13.6%; Adjusted 9.3%
•Reported EPS growth of 2.4%; Adjusted 7.3%	•Cash from operations $655MM; +8.1%

EWING, NJ, FEBRUARY 7, 2017 – Church & Dwight Co., Inc. (NYSE:CHD) today announced that full year 2016 reported EPS increased 13.6% to $1.75 per share.  Adjusted EPS increased 9.3% from $1.62 to $1.77 per share, exceeding the Company’s outlook.  Adjusted EPS excludes a charge ($0.02 per share) related to the pending sale of the Brazilian Specialty Products business.

Full year 2016 reported sales grew 2.9% to $3,493 million.  Organic sales grew 3.2% driven by the global Consumer Products business which grew by 4.2%.

Matthew Farrell, Chief Executive Officer, commented, “We again delivered top tier performance within the consumer packaged goods industry including full year organic sales growth of 3.2%, double digit international organic sales growth, adjusted gross margin expansion of 120 basis points and adjusted earnings growth of 9.3%.  We overcame the year-long cyclical weakness in our Specialty Products business to deliver on our commitment to shareholders.  Finally, we concluded the year with a strong fourth quarter.”

Fourth Quarter Review

Reported net sales increased $22.4 million or 2.6% to $896.0.  Organic sales growth of 2.7% exceeded the Company’s outlook of 1 to 2% driven by the global Consumer Products business.  Global Consumer reported sales grew 3.2% (3.5% organic) driven by 4.1% volume growth.  Specialty Products reported sales declined 4.3% (-5.2% organic).  Total organic sales growth was driven by volume growth of 3.2% partially offset by 0.5% from unfavorable product mix and pricing.  Reported EPS increased $0.01 to $0.42 a share.  When adjusted to exclude the Brazilian charge, EPS increased $0.03 to $0.44 or 7% per share, exceeding the Company’s outlook.

Consumer Domestic reported net sales were $695.4 million, a $23.1 million or 3.4% increase.  Organic sales increased by 2.7% primarily due to A&H liquid and unit dose laundry detergent, A&H cat litter, BATISTE dry shampoo, VITAFUSION and L’IL CRITTERS gummy vitamins and OXICLEAN additives, partially offset by a decline in sales of A&H powder laundry detergent and SPINBRUSH toothbrushes.  Volume growth contributed 3.5% to organic sales partially offset by a decrease of 0.8% attributable to product mix and pricing.  ARM & HAMMER unit dose laundry detergent grew at twice the category consumption growth for the third consecutive quarter while also increasing share.  Sales in unmeasured channels continue to grow, especially online retailers which recorded its highest quarterly growth of 2016.  In particular, online vitamin and litter sales more than doubled versus last year.  Growth in non-measured channels accounted for approximately 300 basis points of organic growth.

Consumer International reported net sales were $127.6 million, a $2.6 million or 2.1% increase.  Organic sales increased by 7.4%, driven largely by BATISTE, OXICLEAN AND A&H baking soda in the export business and STERIMAR, A&H liquid laundry detergent and baking soda in Mexico.  Volume increased 7.2%, while favorable product mix and pricing contributed 0.2%.

Specialty Products reported net sales were $73.0 million, a $3.3 million or 4.3% decrease.  Organic sales decreased 5.2% due to lower volumes in the specialty chemical sector of the business.  The animal nutrition business was down slightly, but saw improved demand from the USA dairy industry as milk prices and dairy farm profitability improved.

Gross margin was flat at 45.5% on a reported basis.  On an adjusted basis, excluding the Brazilian charge, gross margin increased 60 basis points.  The increase was due to productivity programs and the impact of a higher margin acquired business, offset by higher raw material costs.

Marketing expense was $116.3 million, a decrease of $3.8 million or 3.2%.  Marketing expense as a percentage of net sales decreased 70 basis points to 13.0% in-line with the Company’s outlook.

Selling, general, and administrative expense (SG&A) was $118.3 million or 13.2% of net sales, an 80 basis point increase primarily due to higher costs associated with acquisitions, incentive compensation and higher R&D spending.

Income from Operations on a reported basis was $173.4 million or 19.3% of net sales, a 10 basis point decrease.  On an adjusted basis, excluding the Brazilian charge, operating margin increased 50 basis points to 19.9% of net sales.

The reported effective tax rate was 34.9%, compared to 33.8% last year.  On an adjusted basis, excluding the Brazilian charge, the effective rate was 33.9%.

Operating Cash Flow

For the full year 2016, net cash from operating activities was $655.3 million, a $49.2 million increase from the prior year due to a decrease in working capital and higher cash earnings.  Capital expenditures for the full year 2016 were $49.8 million, a $12.0 million decrease from the prior year when the Company was completing the York vitamin plant expansion.

At December 31, 2016, cash on hand was $187.8 million, while total debt was $1,120.1 million.  The Company continues to have significant financial flexibility for acquisitions.

7% Dividend Increase

The Company’s Board of Directors today declared a 7% increase in the regular quarterly dividend from $0.1775 to $0.19 per share, equivalent to an annual dividend of $0.76 per share.  This raises the dividend payout from $183 million to approximately $195 million to maintain a 40% targeted payout ratio.  The quarterly dividend will be payable March 1, 2017 to stockholders of record at the close of business on February 21, 2017.  This is the 21st consecutive year in which the Company has increased the dividend.  The Company has paid a regular consecutive quarterly dividend for 116 years.

Mr. Farrell commented, “This action reflects the Company’s desire for stockholders to benefit from our continued strong growth and is an indication of our confidence in the Company’s performance.  The Company expects to generate over $1.8 billion in free cash flow over the next three years.  Our robust cash flow enables us to deliver higher value directly to our stockholders while maintaining significant financial flexibility.”

Acquisitions

On December 22, 2016, the Company acquired the ANUSOL and RECTINOL brands from Johnson & Johnson, Inc. for $130 million.  These are the #1 or #2 hemorrhoid care brands mainly sold in the U.K., Canada, Australia and South Africa with 2016 annual sales of $24 million.  The acquisition adds scale to our growing international division.

On January 17, 2017, the Company acquired the VIVISCAL business from Lifes2Good Holdings Limited for $160 million.  Viviscal is the #1 non-drug hair care supplement brand mainly sold in the U.S. and the U.K. with annual 2016 sales of $44 million.  This brand is complementary to the Company’s global BATISTE dry shampoo and TOPPIK hair care business.

Both acquisitions were financed with debt and are expected to be slightly dilutive to EPS ($0.01 per share) in 2017 due to transition costs.  In 2018, we expect the two acquisitions to be accretive to EPS.  Both acquisitions add high gross margin, asset-light brands to the Company’s portfolio.  The Company intends to continue to aggressively pursue acquisitions.

2017 New Products

Mr. Farrell commented, “Innovation continues to be a big driver of our success.  In support of our long term strategy to drive revenue and earnings growth, we are pleased to announce 2017 new product launches in several categories.  We are launching ARM & HAMMER CLUMP & SEAL SLIDE cat litter, a revolutionary new litter that doesn’t stick to the litter box and ARM & HAMMER unit dose 3-in-1 POWER PAKS laundry detergent.  We are introducing a new VITAFUSION energy variant that supports everyday energy needs and alertness.  TROJAN is launching a new XOXO upscale condom targeting both men and women with a soft touch, aloe lubricated latex in a unique portable carrying case.  We are expanding offerings and distribution of the BATISTE brand leveraging its 2016 growth and #1 U.S. share position.

Pension Settlement

The Company plans to settle its U.K defined benefit pension plans in the second quarter of 2017 for an expected cash outlay (net of tax) of $14-$19 million.  The Company estimates it will incur a one-time pre-tax expense of approximately $49 to $55 million upon settlement in 2017 ($0.16 to $0.18).  The Company’s U.S. and Canadian plans were settled in previous years.  The U.K. settlements will mark the completion of the Company’s plan to eliminate pension expense as a source of future earnings volatility.

Sale of Brazilian Chemical Business

In the fourth quarter, the Company decided to sell its chemical business (2016 net sales $22 million) in Brazil in order to focus on its Brazilian consumer business, resulting in a $4.9 million ($0.02) charge.  The Company expects to close the sale of the business in the first quarter of 2017, resulting in an additional charge of approximately $5 million ($0.02).

Outlook for 2017

Mr. Farrell stated, “We expect the 2017 business environment to have higher levels of trade promotions, rising commodity costs and worsening foreign currency headwinds.  However, we plan to deliver strong sales, cash and earnings growth with our balanced portfolio of value and premium products, the launch of innovative new products, aggressive productivity programs and tight management of overhead costs.”

With regard to 2017, Mr. Farrell said, “We expect reported and organic sales growth of approximately 3% supported by our new product introductions.  We expect reported and adjusted gross margin to expand by approximately 60 basis points despite rising commodity costs and foreign exchange headwinds.  We expect to increase marketing spending to 12.3% of net sales, a 10 basis point increase, in support of our new products.  SG&A is expected to increase 180 basis points, although once adjusted for the pension settlement and Brazil charges, the increase is 10 basis points to 12.7% of sales, largely due to amortization from the two new acquisitions.  Including these charges, reported operating margin is expected to decline 120 basis points, but will expand 40 basis points when adjusted to exclude the pension and Brazil charges.”

In conclusion, Mr. Farrell said, “We believe 2017 will be an exciting year for Church & Dwight based on our continued focus on innovation and confidence in gross margin expansion.  On a reported basis, EPS is expected to be $1.72 to $1.74 per share, which includes a $0.02 negative impact from the Brazil charge, $0.16 to $0.18 negative impact from the pension settlement and a $0.03 positive impact from adopting the new options accounting standard.

We expect to achieve 7% adjusted EPS growth or $1.89 per share.  This outlook includes incremental marketing spending and $0.01 EPS dilution from transition expenses related to the recently closed acquisitions.  The $1.89 outlook excludes the $0.03 EPS impact from the accounting change.  The 2017 outlook equates to 8% currency neutral adjusted EPS growth excluding a 1% negative impact from foreign exchange.  In 2017, we expect adjusted free cash flow to exceed adjusted net income as we have in previous years.

For the first quarter, we expect reported and organic sales growth of approximately 1-2%, gross margin expansion and $0.46 EPS, a 7% increase.  We expect EPS in the first half of 2017 to be flat as we significantly increase our second quarter marketing and trade in support of new product launches, especially our cat litter innovation.”

Church & Dwight Co., Inc. will host a conference call to discuss fourth quarter and full year 2016 earnings results on February 7, 2017 at 12.30 p.m. Eastern time.  To participate, dial 877-322-9846 within the U.S. and Canada, or 631-291-4539 internationally, using access code 47679224.  A replay will be available two hours after the call at 855-859-2056 using the same access code.  You also can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the ARM & HAMMER brand name and other well-known trademarks.

This Press Release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; gross margin changes; trade and marketing spending; marketing expense as a percentage of net sales; sufficiency of cash flows from operations; earnings per share; the impact of new accounting pronouncements; cost savings programs; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of competitive laundry detergent products, including unit dose laundry detergent; the impact of foreign exchange and commodity price fluctuations; the Company’s investments in joint ventures; the impact of acquisitions and divestitures; capital expenditures; the Company’s share repurchase programs and the Company’s effective tax rate. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect.  In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events); unanticipated increases in raw material and energy prices; delays or other problems in manufacturing or distribution; adverse developments affecting the financial condition of major customers and suppliers; competition, including The Procter & Gamble Company’s participation in the value laundry detergent category and Henkel AG & Co. KGaA’s (“Henkel”) entry into the U.S. premium laundry detergent category; Henkel’s acquisition of The Sun Products Co., Inc.; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space of private label products; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; foreign currency exchange rate fluctuations; implications of the United Kingdom’s withdrawal from the European Union; issues relating to the Company’s information technology and controls; the impact of natural disasters on the Company and its customers and suppliers, including third party information technology service providers; the acquisition or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment.

For a description of additional factors that could cause actual results to differ materially from the forward looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws.  You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the United States Securities and Exchange Commission.

This press release also contains non-GAAP financial information.  Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

All applicable amounts in the condensed consolidated financial statements and related disclosure included in this press release have been retroactively adjusted to reflect the Company’s two-for-one stock split effected September 1, 2016.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(In millions, except per share data)	2016	2015	2016	2015
Net Sales	$896.0	$873.6	$3,493.1	$3,394.8
Cost of sales	488.0	476.2	1,902.5	1,883.0
Gross Profit	408.0	397.4	1,590.6	1,511.8
Marketing expenses	116.3	120.1	427.2	417.5
Selling, general and administrative expenses	118.3	108.1	439.2	420.1
Income from Operations	173.4	169.2	724.2	674.2
Equity in earnings (losses) of affiliates	2.5	2.6	9.2	(5.8)
Other income (expense), net	(6.4)	(6.9)	(27.5)	(33.0)
Income before Income Taxes	169.5	164.9	705.9	635.4
Income taxes	59.1	55.8	246.9	225.0
Net Income	$110.4	$109.1	$459.0	$410.4
Net Income per share - Basic	$0.43	$0.42	$1.78	$1.57
Net Income per share - Diluted	$0.42	$0.41	$1.75	$1.54
Dividends per share	$0.18	$0.17	$0.71	$0.67
Weighted average shares outstanding - Basic	256.4	261.2	257.6	262.2
Weighted average shares outstanding - Diluted	260.3	266.2	262.1	267.2

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	Dec. 31, 2016	Dec. 31, 2015
Assets
Current Assets
Cash and Cash Equivalents	$187.8	$330.0
Accounts Receivable	287.0	276.2
Inventories	258.2	274.0
Other Current Assets	23.8	25.8
Total Current Assets	756.8	906.0
Property, Plant and Equipment (Net)	588.6	609.6
Equity Investment in Affiliates	8.5	8.4
Trade names and Other Intangibles	1,431.8	1,269.5
Goodwill	1,444.1	1,354.9
Other Long-Term Assets	124.3	108.5
Total Assets	$4,354.1	$4,256.9
Liabilities and Stockholders’ Equity
Short-Term Debt	$426.8	$357.2
Other Current Liabilities	575.1	515.5
Total Current Liabilities	1,001.9	872.7
Long-Term Debt	693.4	692.8
Other Long-Term Liabilities	680.9	668.2
Stockholders’ Equity	1,977.9	2,023.2
Total Liabilities and Stockholders’ Equity	$4,354.1	$4,256.9

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Twelve Months Ended
	December 31,	December 31,
(Dollars in millions)	2016	2015

Net Income	$459.0	$410.4

Depreciation and amortization	107.6	101.0
Deferred income taxes	24.9	24.0
Non cash compensation	16.0	16.1
Asset impairment charge and other asset write-offs	5.6	19.2
Pension Charge	-	8.4
Other	(2.0)	6.1

Changes in assets and liabilities:
Accounts receivable	(12.7)	33.5
Inventories	19.2	(38.5)
Other current assets	2.1	(2.0)
Accounts payable and accrued expenses	50.5	21.8
Income taxes payable	32.8	29.7
Excess tax benefit on stock options exercised	(30.0)	(15.8)
Other	(17.7)	(7.8)
Net cash from operating activities	655.3	606.1

Capital expenditures	(49.8)	(61.8)
Acquisition	(305.3)	(74.9)
Other	0.5	(4.5)
Net cash (used in) investing activities	(354.6)	(141.2)

Net change in long-term debt	-	(250.0)
Net change in short-term debt	68.9	211.7
Payment of cash dividends	(183.0)	(175.3)
Stock option related	80.5	44.3
Purchase of treasury stock	(400.0)	(363.1)
Other	(6.0)	(2.6)
Net cash (used in) financing activities	(439.6)	(535.0)

F/X impact on cash	(3.3)	(22.9)

Net change in cash and cash equivalents	$(142.2)	$(93.0)

2016 and 2015 Product Line Net Sales

	Three Months Ended		Percent
	12/31/2016	12/31/2015	Change
Household Products	$406.6	$395.7	2.8%
Personal Care Products	288.8	276.6	4.4%
Consumer Domestic	$695.4	$672.3	3.4%
Consumer International	127.6	125.0	2.1%
Total Consumer Net Sales	$823.0	$797.3	3.2%
Specialty Products Division	73.0	76.3	-4.3%
Total Net Sales	$896.0	$873.5	2.6%

	Twelve Months Ended		Percent
	12/31/2016	12/31/2015	Change
Household Products	$1,593.4	$1,544.3	3.2%
Personal Care Products	1,084.4	1,037.3	4.5%
Consumer Domestic	$2,677.8	$2,581.6	3.7%
Consumer International	525.2	501.0	4.8%
Total Consumer Net Sales	$3,203.0	$3,082.6	3.9%
Specialty Products Division	290.1	312.2	-7.1%
Total Net Sales	$3,493.1	$3,394.8	2.9%

Non-GAAP Measures:

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.  These non-GAAP financial measures should not be considered in isolation from or as a substitute for the comparable GAAP measures.  The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions and foreign exchange rate changes.  Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the impact of acquisitions and excluding foreign exchange rate changes that are out of the control of, and do not reflect the performance of, the Company and management.

Adjusted Gross Margin:

This press release provides information regarding adjusted gross margin, namely gross margin excluding the effect of charges taken in 2016 and expected to be taken in 2017 related to the Brazilian Specialty Products business.  We believe that excluding these charges from gross margin provides a useful measure of the Company’s ongoing operating performance and a more effective comparison to prior periods by excluding significant one-time events.

Adjusted SG&A:

This press release presents information regarding adjusted SG&A, namely selling, general and administrative expenses excluding settlement charges related to our Canadian pension in 2015 and expected to be taken in 2017 related to the Brazilian Specialty Products business and an expected settlement charge related to our U.K. pension.  We believe that this metric enhances investors’ understanding of the Company’s year over year expenses by excluding certain significant one-time items.

Adjusted Operating Income and Margin:

This press release provides information regarding adjusted operating income and margin, which exclude the effect of charges taken in 2016 and expected to be taken in 2017 related to the Brazilian Specialty Products business and an expected settlement charge related to our U.K. pension.  We believe that excluding these charges from operating income and margin provides a useful measure of the Company’s ongoing operating performance and a more effective comparison to prior periods by excluding significant one-time events.

Adjusted EPS:

This press release also presents adjusted EPS, namely, earnings per share calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period to period performance.  We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year earnings per share growth.  Forecasted adjusted EPS for 2017 excludes charges related to the Brazilian Specialty Products business and the settlement charges related to our U.K. pension, as well as the positive impact from the implementation of a new stock option accounting standard.  Adjusted EPS for 2016 excludes charges related to the Brazilian Specialty Products business and adjusted EPS for 2015 excludes a settlement charge related to our Canadian pension and an impairment charge related to our Natronx joint venture.

Free Cash Flow:

Free cash flow is defined as cash from operating activities less capital expenditures.  Management views free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment.

Adjusted Free Cash Flow as Percentage of Adjusted Net Income:

Adjusted free cash flow as percentage of adjusted net income is defined as the ratio of free cash flow to net income excluding the Brazilian Specialty Products business and the settlement charges related to our U.K. pension, as well as the positive impact from the implementation of a new stock option accounting standard.  Management views this as a measure of how effective the Company manages its cash flow relating to working capital and capital expenditures.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 12/31/2016

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	2.6%	3.2%	3.4%	2.1%	-4.3%
Less:
Acquisitions	1.0%	1.0%	1.0%	1.4%	0.0%
Add:
FX / Other	1.1%	1.3%	0.3%	6.7%	-0.9%

Organic Sales Growth	2.7%	3.5%	2.7%	7.4%	-5.2%

	Twelve Months Ended 12/31/2016

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	2.9%	3.9%	3.7%	4.8%	-7.1%
Less:
Acquisitions	0.9%	1.0%	0.8%	1.6%	0.0%
Add:
FX / Other	1.2%	1.3%	0.2%	6.8%	0.5%

Organic Sales Growth	3.2%	4.2%	3.1%	10.0%	-6.6%

CHURCH & DWIGHT CO., INC.

Reported vs. Adjusted Condensed Statement of Income

(Amounts in Millions Except Per Share Amounts)

	Three Months ended December 31, 2016			Three Months ended December 31, 2015
	Reported	Adjusted		Reported

Net Sales	$896.0	$896.0		$873.6

Gross Profit	408.0	412.9	(1)	397.4
% of Sales	45.5%	46.1%		45.5%

Marketing Expenses	116.3	116.3		120.1

Selling, General and Administrative
Expenses	118.3	118.3		108.1

Operating Profit	173.4	178.3		169.2
% of Sales	19.3%	19.9%		19.4%

Other Income/(Expense)	(3.9)	(3.9)		(4.3)

Income Before Taxes	169.5	174.4		164.9

Income Taxes	59.1	59.1		55.8
Tax Rate	34.9%	33.9%		33.8%

Net Income	$110.4	$115.3		$109.1

Diluted EPS	$0.42	$0.44	7%	$0.41

(1) Excludes charge of $4.9 million (approximately $0.02 per share) related to the Brazilian business

CHURCH & DWIGHT CO., INC.

Reported vs. Adjusted Condensed Statement of Income

(Amounts in Millions Except Per Share Amounts)

	Twelve Months ended December 31, 2016			Twelve Months ended December 31, 2015
	Reported	Adjusted		Reported	Adjusted

Net Sales	$3,493.1	$3,493.1		$3,394.8	$3,394.8

Gross Profit	1,590.6	1,595.5	(1)	1,511.8	1,511.8
% of Sales	45.5%	45.7%		44.5%	44.5%

Marketing Expenses	427.2	427.2		417.5	417.5

Selling, General and Administrative
Expenses	439.2	439.2		420.1	411.2	(2)

Operating Profit	724.2	729.1		674.2	683.1
% of Sales	20.7%	20.9%		19.9%	20.1%

Other Income/(Expense)	(18.3)	(18.3)		(38.8)	(21.8)	(3)

Income Before Taxes	705.9	710.8		635.4	661.3

Income Taxes	246.9	246.9		225.0	227.3
Tax Rate	35.0%	34.7%		35.4%	34.4%

Net Income	$459.0	$463.9		$410.4	$434.0

Diluted EPS	$1.75	$1.77	9%	$1.54	$1.62

(1) Excludes charge of $4.9 million (approximately $0.02 per share) related to the Brazilian business
(2) Excludes settlement charge of $8.9 million (approximately $0.03 per share) related to Canadian pension
(3) Excludes impairment Charge of $17.0 million (approximately $0.06 per share) related to Natronx joint venture

CHURCH & DWIGHT CO., INC.

Forecasted Reported and Adjusted Financial Results

	For the Year Ended December 31,
	2016			2017			Change
	Reported	Adjusted		Reported	Adjusted		Reported	Adjusted

Gross Margin	45.5%	45.7%	(1)	46.2%	46.3%	(2)	+70 bps	+60 bps

Marketing	12.2%	12.2%		12.3%	12.3%		+10 bps	+10 bps

SG&A	12.6%	12.6%		14.4%	12.7%	(3)	+180 bps	+10 bps

Operating Profit Margin	20.7%	20.9%		19.5%	21.3%		-120 bps	+40 bps

(1) Excludes charge related to the Brazilian business

(2) Excludes charge related to the Brazilian business

(3) Excludes settlement charge related to U.K. pension

Reported and Adjusted Forecasted EPS

	2016	2017	Percent Change

Reported	$1.75	$1.72 - $1.74	-2% to -1%

Charge related to the Brazilian business	$0.02	$0.02

Stock Option Accounting Change	$-	$(0.03)

U.K. Pension Settlement Charge	$-	$0.18 - 0.16

Adjusted EPS (Non GAAP)	$1.77	$1.89	+7%

Currency Impact	$-	$0.02

Currency Neutral EPS (Non GAAP)	$1.77	$1.91	+8%